Exhibit 21.1

SUBSIDIARIES

Aether Opensky Investments LLC

Aether Capital, L.L.C.

Aether European Holdings B.V.

Aether Europe B.V.

Cerulean Technology, Inc.

Sunpro, Inc.

Sinope Corporation

AS Mexico LLC

AS Monterey LLC

RTS Wireless, Inc.

RTS Wireless International Limited (UK)

RTS Wireless International Limited (Hong Kong)

NetSearch, LLC

Sila Communications Limited

Nimbus bright

Sila Management Services Limited

Aether IFX LLC

Sila Group (Holdings) Limited

Sila Communications Sweden

Sila Communications Benelus BV (Netherlands)

Sila Communications SA (Spain)

Sila Technology Limited

IFX Infoforex

Sila Communications (UK) Limited